UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2020

Hi-Crush Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35630	90-0840530
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1330 Post Oak Blvd., Suite 600

Houston, Texas 77056

(Address of Principal Executive Offices and Zip Code)

(713) 980-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol*	Name of each exchange on which registered
Common stock, par value $0.01 per share	HCRSQ	New York Stock Exchange

* The registrant’s common stock began trading on the OTC Pink Open Market on July 14, 2020 under the symbol “HCRSQ.”

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into Material Definitive Agreement.

As previously disclosed, on July 12, 2020, Hi-Crush Inc. (the “Company”) and each of its direct and indirect wholly-owned domestic subsidiaries (collectively with the Company, the “Debtors”) commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Chapter 11 cases are being jointly administered under the caption “In re: Hi-Crush Inc., et al.,” Case No. 20-33495. The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

Backstop Purchase Agreement

On August 17, 2020, the Debtors and the backstop parties thereto (the “Backstop Parties”) entered into a Backstop Purchase Agreement (the “Backstop Agreement”).

Pursuant to the terms of the Debtors’ prearranged plan of reorganization (the “Plan”) in the Chapter 11 Cases, and subject to approval by the Bankruptcy Court in connection with confirmation of the Plan, the Company intends to offer (the “Rights Offering”) to eligible holders of its outstanding 9.50% senior unsecured notes due 2026 (“Senior Notes” and the allowed claims arising under the Senior Notes, the “Senior Notes Claims”), including the Backstop Parties, and certain other eligible holders of unsecured claims, subscription rights to purchase new senior secured convertible notes (the “New Senior Convertible Notes”) issued by the Company, with a 5 1⁄2-year maturity in an aggregate principal amount of $48.1 million (inclusive of the Put Option Notes (as defined below)), upon the Company’s emergence from bankruptcy.

Subject to the terms and conditions contained in the Backstop Agreement, the Backstop Parties committed to purchase, severally and not jointly, the New Senior Convertible Notes that are not duly subscribed for pursuant to the Rights Offering at a price equal to $1,000 per $1,000 in principal amount of the New Senior Convertible Notes purchased by such Backstop Party (the “Backstop Commitment”). As consideration for the commitment by the Backstop Parties, the Company has agreed to issue additional New Senior Convertible Notes in an aggregate principal amount of $4,800,000 (the “Put Option Notes”) to the Backstop Parties pro rata based on the respective amounts of Senior Notes Claims held by each Backstop Party.

The transactions contemplated by the Backstop Agreement are conditioned upon the satisfaction or waiver of customary conditions for transactions of this nature, including, without limitation, that (i) the Bankruptcy Court shall have approved the Rights Offering, (ii) the Bankruptcy Court shall have confirmed the Plan and (iii) the Rights Offering shall have been conducted and consummated in accordance with the Plan.

The Backstop Agreement contains customary representations, warranties and covenants by each of the Debtors and the Backstop Parties, including covenants by the Debtors regarding the conduct of the businesses of the Debtors prior to the consummation of the Rights Offering. The Backstop Agreement also contains customary termination rights exercisable by the Debtors and/or certain of the Backstop Parties upon the occurrence of certain events specified therein, including, without limitation, (i) the consummation of an Alternative Transaction (as defined in the Backstop Agreement) by the Debtors, (ii) a material breach of any representation, warranty or covenant in the Backstop Agreement by the Debtors or the Backstop Parties, as applicable, subject to certain cure provisions, or (iii) the failure to consummate the transactions contemplated by the Backstop Agreement by October 10, 2020. Subject to the terms and conditions of the Backstop Agreement, if any Debtor consummates, or announces its intention to enter into, an Alternative Transaction or files any pleading or document with the Bankruptcy Court in support thereof, the Debtors may be required to pay the Backstop Parties an aggregate amount of $4,800,000 to non-defaulting Backstop Parties as liquidated damages.

The foregoing description of the Backstop Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Backstop Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Description

10.1*

Backstop Purchase Agreement, dated August 17, 2020, by and among Hi-Crush Inc., OnCore Processing LLC, Hi-Crush Whitehall LLC, Hi-Crush Augusta LLC, PDQ Properties LLC, Hi-Crush Wyeville Operating LLC, D & I Silica, LLC, Hi-Crush Blair LLC, Hi-Crush LMS LLC, Hi-Crush Investments Inc., Hi-Crush Permian Sand LLC, Hi-Crush Proppants LLC, Hi-Crush PODS LLC, Hi-Crush Canada Inc., Hi-Crush Holdings LLC, Hi-Crush Services LLC, BulkTracer Holdings LLC, Pronghorn Logistics Holdings, LLC, FB Industries USA Inc., PropDispatch LLC, Pronghorn Logistics, LLC, FB Logistics LLC and the backstop parties party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	In accordance with Item 601(a)(5) of Regulation S-K, certain schedules or similar attachments to this exhibit have been omitted from this filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hi-Crush Inc.

Date: August 18, 2020	By:	/s/ J. Philip McCormick, Jr.
J. Philip McCormick, Jr.
Chief Financial Officer

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